Exhibit 16.1

October 20, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Tara Gold Resources Corp.. (the “Company”) and we have read and agree with the statements in Item 4.01 of the Company’s Form 8-K dated October 14, 2014 related to the dismissal of our firm as the Company’s independent registered public accounting firm.

Very truly yours,

StarkSchenkein, LLP

3600 South Yosemite Street | Suite 600 | Denver, CO 80237 | P: 303.694.6700 | TF: 888.766.3985 | F: 303.694.6761 | www.starkcpas.com
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